Exhibit 99.2

NUANCE COMMUNICATIONS, INC.

SECOND QUARTER FISCAL 2013 EARNINGS ANNOUNCEMENT

PREPARED CONFERENCE CALL REMARKS

Nuance is providing a copy of these prepared remarks in combination with its press release, to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, April 30, 2013 at 8:00 am EDT and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast, please visit the Investor Relations section of Nuance’s Website at www.nuance.com. The call can also be heard by dialing (800) 288-8968 or (612) 332-0630 at least five minutes prior to the call and referencing code 291523. A replay will be available within 24 hours of the announcement by dialing (800) 475-6701 or (320) 365-3844 and using the access code 291523.

Opening Remarks

In our press release, we reported Q2 13 non-GAAP revenue of $484.0 million, up 15.9% from $417.7 million a year ago. Total GAAP revenue in Q2 13 was $451.0 million, up 15.6% from $390.3 million in Q2 12. We recognized non-GAAP net income in Q2 13 of $110.4 million, representing $0.34 per diluted share, compared to non-GAAP net income of $138.8 million, or $0.43 per diluted share, in the same period last year. We recognized GAAP net loss in Q2 13 of ($25.8) million, or ($0.08) per share, compared to Q2 12 GAAP net income of $0.9 million, or $0.00 per diluted share. Non-GAAP operating margin was 29.1% for Q2 13, compared to 36.8% in Q2 12. Second quarter operating cash flow was $93.1 million, compared to $100.5 million in the same quarter a year ago. Nuance ended Q2 13 with a balance of cash and cash equivalents of $1,005.3 million. (Please see the section below, “Discussion of Non-GAAP Financial Measures,” for more details on non-GAAP data.)

Stock Buyback Plan

In our press release, we also reported that Nuance’s Board of Directors has authorized the repurchase of up to $500 million of our outstanding shares of common stock, highlighting our confidence in the business and our focus on enhancing shareholder value.

Discussion of Non-GAAP Revenue

Nuance’s Q2 13 non-GAAP revenue growth was led by 53.0% growth in our Healthcare business unit and 47.2% growth in on-demand revenue. In Q2 13, on-demand revenue contributed 33.9% of total revenue, up from 26.7% a year ago. In Q2 13, the United States contributed 71% of non-GAAP revenue and international contributed 29%. At the end of Q2 13, the estimated 3-year value of total on-demand contracts was $2,103.4 million, up 51.7% from $1,386.5 million at the end of Q2 12. On-demand contract growth benefitted from strong bookings as well as contributions from recent acquisitions.

Table: Non-GAAP Revenue by Segment

	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013	Q2 2013
Healthcare	$145.3	$149.9	$184.5	$189.7	$669.4	$217.4	$229.3
Yr/Yr Organic Growth*	16%	15%	9%	5%	11%	3%	2%
Mobile & Consumer	$108.5	$115.1	$132.4	$152.2	$508.3	$131.7	$116.2
Yr/Yr Organic Growth*	19%	13%	33%	26%	23%	17%	(4)%
Enterprise	$75.8	$91.4	$74.5	$90.3	$332.0	$83.7	$74.5
Yr/Yr Organic Growth*	1%	19%	2%	8%	8%	10%	(20)%
Imaging	$52.4	$61.3	$56.8	$57.9	$228.4	$59.6	$64.0
Yr/Yr Organic Growth*	7%	9%	5%	5%	7%	6%	(10)%

Total revenue	$382.0	$417.7	$448.2	$490.1	$1,738.1	$492.4	$484.0

Yr/Yr Organic Growth*	13%	14%	13%	11%	13%	8%	(5)%

*	Organic growth is calculated by comparing Nuance’s reported non-GAAP revenue to revenue in the same period in the prior year. For purposes of this calculation, revenue is adjusted to include revenue from companies acquired by Nuance, as if we had owned the acquired business in all periods presented.

Table: Non-GAAP Profit by Segment

	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013	Q2 2013
Healthcare	$74.0	$69.7	$85.8	$85.4	$314.9	$89.1	$89.6
Segment Profit as % of Segment Revenue	51%	46%	47%	45%	47%	41%	39%
Mobile & Consumer	$34.8	$49.7	$65.1	$77.9	$227.6	$39.8	$36.7
Segment Profit as % of Segment Revenue	32%	43%	49%	51%	45%	30%	32%
Enterprise	$15.1	$32.6	$15.4	$27.7	$90.8	$21.7	$13.4
Segment Profit as % of Segment Revenue	20%	36%	21%	31%	27%	26%	18%
Imaging	$20.9	$28.0	$21.9	$20.9	$91.6	$23.1	$27.6
Segment Profit as % of Segment Revenue	40%	46%	39%	36%	40%	39%	43%

Total segment profit	$144.8	$180.0	$188.2	$211.9	$724.9	$173.7	$167.3

Total segment profit as % of total segment revenue	38%	43%	42%	43%	42%	35%	35%

Segment profit reflects the direct, controllable costs of each segment, combined with an allocation of sales and corporate marketing expenses, and certain research and development project costs that benefit multiple product offerings.

In Q2 13, Healthcare segment margin fell due to an increased proportion of revenues coming from on-demand services. Mobile & Consumer segment profit and margin fell considerably due to a decrease in license revenue and increased investment in R&D. Enterprise segment profit and margin fell considerably due to decreased license revenue.

Table: Non-GAAP Revenue by Type

	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013	Q2 2013
Product and Licensing	$183.0	$201.0	$203.8	$226.8	$814.6	$218.3	$196.9
% of Revenue	48%	48%	45%	46%	47%	44%	41%
Professional Services	$37.7	$45.0	$47.4	$53.7	$183.8	$56.0	$56.8
% of Revenue	10%	11%	11%	11%	10%	11%	12%
On-demand	$102.9	$111.6	$135.6	$146.0	$496.2	$151.3	$164.3
% of Revenue	27%	27%	30%	30%	29%	31%	34%
Maintenance and Support	$58.4	$60.1	$61.4	$63.6	$243.5	$66.8	$66.0
% of Revenue	15%	14%	14%	13%	14%	14%	13%

Total revenue	$382.0	$417.7	$448.2	$490.1	$1,738.1	$492.4	$484.0

Discussion of Q2 13 Business Results and Trends

Our revenue shortfall was driven by several factors, including poor sales execution; a continued shift in revenue models toward on-demand and ratable revenue streams, especially related to our new products; and weaker than expected contributions from acquisitions.

Healthcare Solutions. Within our healthcare business, on-demand solutions contributed to revenue growth, both organically and through the acquisition of Transcend. Healthcare professional services revenue grew, driven by J.A. Thomas. Healthcare license performance was driven by growth in our Dragon Medical, Quantim and Diagnostics solutions. Although recent acquisitions contributed to revenue growth, in some cases the contribution was below our expectations. In addition positive trends were offset by some continuing erosion in transcription line counts owing to EMR adoption. At the recent HIMSS conference, Nuance launched our Clintegrity 360 solution and a prototype of our Florence intelligent assistant for Healthcare, and announced expansions of our partnerships with Cerner and Epic to add our CDI products. Our Dragon Medical solution has gained traction with Cerner, with sell-through to Cerner’s EMR base. We now have more than 600 customers on our 360 Development Platform. We made significant progress in migrating Transcend customers to Nuance platforms. We secured new business with key healthcare customers including Adventist Health System, Alberta Health Services, Alexian Brothers Medical Center, Memphis Baptist Memorial Hospital, Meridian Health, Morristown Medical Center, Orlando Health, Pomona Valley Medical Center, Sacred Heart Hospital, St. Joseph Health, St. Luke’s Hospital, University of New Mexico and WellSpan Health.

Mobile & Consumer Solutions. In our embedded business for automobiles, handsets and other consumer electronics, we earned new OEM design wins to support custom, next-generation mobile solutions. As these solutions include more cloud-based services, on-demand revenue delivered strong growth in Q2 13, driven by large volumes from Samsung devices. In Q2 13, we performed 1.52 billion cloud transactions, up 105% year over year. Within our Mobile & Consumer solutions, we experienced delays in revenues due to consolidation of the smartphone market, our increased focus on pricing discipline and some delayed royalty reports. Dragon Drive delivered 20% year over year growth in Q2 13, as the market continues to adopt connected car solutions. We recently delivered key new solutions such as the HTC Car app on the HTC One smartphone, AutoNavi collaboration for voice-driven maps in China, voice interaction on Panasonic Viera Smart TVs, Nuance Voice Ads format for interactive advertisements, and location-aware and proactive assistant features for Dragon Mobile Assistant. We secured new business or design wins with key mobile customers including Apple, Asus, Blackberry, DoCoMo, Ford, Fujitsu, GM, Honda, Kyocera, LG, Samsung and TPV.

Enterprise Solutions. As we noted in our Q1 13 earnings materials, Enterprise faced a difficult compare in Q2 13 because of license revenue recognized in Q2 12 in conjunction with the Loquendo acquisition. In addition, we underperformed in our Enterprise on-premise license business. Within our enterprise business, the emergence of intuitive, voice-driven personal assistants is driving interest and demand for next-generation customer service applications on smart phones and in other settings. We progressed Nina evaluation agreements and pilot projects, including successful launches with Geico and USAA, deployed pilot project at Wells Fargo, and bookings with Fidelity. Pilot projects continue with several other customers in multiple verticals. Nina Mobile won the silver Stevie Award for Sales & Customer Service Technology Partner of the Year. Nuance recently delivered new solutions, including Nina Web and FastReset, as well as updates to Nina Mobile. We secured new business with key enterprise customers including Caremark, Eastern Bank, E*Trade, Geico, HM Revenue & Customs, KTIM, MetroPCS, QBE, USAA, US Bank, US Social Security Administration and Wells Fargo.

Imaging Solutions. Within our imaging business, Q2 13 revenue growth was driven primarily by the performance of our print management solutions, particularly our SafeCom solutions. Our new offerings that combine scan and print functionality are fueling interest among our MFP vendor partners as well as end-user customers, and our MFP scanning business delivered its strongest bookings in two years. Nuance’s imaging business continues to benefit from the strength of our MFP network infrastructure solutions, embedded within our MFP partner offerings. This trend has led to increasing deal sizes, an increasing number of ratable revenue contracts and implementation at more than 50,000 enterprise customers. In Q2 13, we delivered the Xerox ConnectKey share to cloud solution. We demonstrated the ability to coordinate Nuance OCR and CLU technologies to enable healthcare providers to scan paper records into EMRs. We launched Ricoh PCC for capture and send feature. Nuance was appointed a Worldwide Platinum partner by HP and awarded Supplier of the Year by Xerox. We secured new business with key imaging customers including Ericsson, Hong Kong Jockey Club, IBM, P&G, Ricoh, Sharp, Southwick Council, StoraEnso and UPM.

Discussion of Non-GAAP Cost of Revenue and Gross Margins

In Q2 13, cost of revenue was $172.1 million, for a gross margin of 64.4%, compared to Q2 12 gross margin of 70.9%. The decline in total gross margin was due to a shift in the mix of our revenue toward professional services and on-demand revenue, which carries a lower gross margin than product and license revenue. Gross margin for product and licensing was 87.3% in Q2 13 compared to 90.1% a year ago, due to a mix shift toward certain products that carry a lower gross margin. Gross margin for professional services and hosting fell to 39.2% in Q2 13 from 41.8% a year ago, due increased labor component within our hosted transcription services. Gross margin for maintenance and support was 80.8% in Q2 13 compared to 82.3% in Q2 12, due to investments in customer satisfaction programs.

Discussion of Non-GAAP Operating Expenses and Operating Margins

In Q2 13, operating margin was 29.1%, compared to 36.8% in Q2 12, driven by decreased license revenue, lower gross margin and our decision to increase investments in R&D. In addition, we have made a significant investment in FY 13 in protecting our substantial patent portfolio, reflected in increased spending on patent litigation and patent prosecution activities in the first half of FY 13. We expect those expenses to increase in the second half of FY 13.

Balance Sheet and Cash Flow Highlights

Cash and Cash Flow Activities

Nuance reported Q2 13 cash flow from operations of $93.1 million, compared to $100.5 million in Q2 12. Included in the Q2 13 cash flow from operations were cash expenditures for acquisition, integration and restructuring related activities of approximately $11.6 million. Capital expenditures totaled $14.5 million for Q2 13, and depreciation was $9.5 million for Q2 13. At the end of Q2 13, our balance of cash and cash equivalents was approximately $1,005.3 million.

Days Sales Outstanding (DSO)

In Q2 13, DSO was 71 days, compared to 73 days in Q2 12.

	Q1 12	Q2 12	Q3 12	Q4 12	Q1 13	Q2 13
DSO	76	73	70	73	74	71

Deferred Revenue

Total deferred revenue increased from $313.4 million at the end of Q2 12 to $388.3 million at the end of Q2 13, and current deferred revenue increased from $212.5 million to $249.9 million over the same period. The increase in deferred revenue was primarily attributable to Healthcare software arrangements that are recognized ratably and Imaging maintenance and support contracts.

Discussion of FY 13 Outlook, Q3 13 Guidance and FY 14 Outlook

FY 13 Outlook and Guidance

In the second half of FY 13, we expect a continuation of the recent market trends, and we expect that improvement in sales execution and acquisition performance issues will take some period of time. In addition, we expect the revenue mix shift toward professional services and on-demand revenue to continue in the second half of FY 13.

As our business model incorporates a greater proportion of revenues from recurring streams, we have delivered strong bookings in the first half of FY 13. We expect strong bookings to continue in the second half of FY 13. We expect FY 13 bookings to contribute revenue in the second half of FY 13 and, increasingly, in FY 14. Because revenue from these bookings is realized over time, strong bookings were not able to offset the shortfall in our license revenue.

As we noted in our discussion of Q2 trends, within our mobile and consumer business, we experienced some delays due to consolidation in the smartphone market and our increased focus on pricing discipline. We expect those trends to continue to some degree in the second half of FY 13. Despite those trends, global interest in our mobile and consumer technologies and solutions remains very strong, as evidenced by recent design wins with smartphone, automobile, semiconductor and consumer electronics makers. As we have mentioned in recent quarters, our relationships with these customers have become more comprehensive. The solutions they require have become broader and more extensive, and our engagements are ongoing as the cloud-based solutions they offer are expanded and updated. In addition, design wins across a broader set of consumer electronics, particularly laptop computers, televisions and tablets, continue to expand our addressable market. Often, these engagements now involve a combination of licensing, cloud-based services, and engineering and research services, spanning several years. In particular, functionality of our Dragon desktop product line is being included in a new generation of hybrid embedded-network systems, creating a new channel for Dragon. Recently, customers have preferred royalty and on-demand pricing models. We are embracing that change, despite its negative effect on near-term license revenue. As a result, we expect mobile & consumer revenues in FY 13 to include a significantly greater proportion of on-demand and services revenues. We saw these streams grow in Q2 13, in particular as devices shipped under our Samsung and other smartphone contracts contributed to on-demand revenue.

In our healthcare business we also expect a continuation of recent trends, including growing demand for our Dragon Medical product line in conjunction with EMR implementations, and continued growth in the sales of our diagnostic and radiology solutions, offset to some degree by some continuing erosion in transcription line counts owing to EMR adoption. Both EMR implementations and Dragon Medical implementations, though, have slightly eroded hosted volumes in our existing on-demand accounts, and we expect that trend to continue. New bookings in our hosted transcription business have been slow, and we believe customers are delaying transcription decisions as they focus on EMR and ICD-10 implementations. Nuance’s healthcare business will also enjoy term license and professional services revenues from our new Clintegrity solutions for coding and revenue cycle management. Q2 13 bookings and progress with key partners in these solutions should result in increased revenue in the second half of FY 13 and into FY 14. Increasingly, customers are buying multiple solutions, including a mix of on-demand and licensed products, to help them work through the transition from traditional clinical documentation to EMRs, improve the quality of clinical documentation and improve revenue cycles.

We have recently underperformed in our enterprise on-premise license business and we expect that business to continue to face challenges. However, we have delivered strong bookings in recent quarters in our enterprise on-demand solutions for call center and mobile customer care, and Enterprise professional services have also delivered strong bookings in recent quarters. We have built a growing pipeline of on-demand opportunities from our Nuance OnDemand, Nina Mobile and Nina Web solutions. We note in particular that early bookings and the breadth of our pipeline for our enterprise virtual assistant, Nina Mobile, indicate a reception well beyond our expectations. In Q2 13, we entered into Nina deployment agreements and continued pilot projects with key customers in the airline, banking, consulting, finance, insurance, internet, retail and telecommunications verticals. We also expect increased voice biometrics demand for consumer identification and verification.

We divested our FSD division on March 31, 2013, which had revenues of approximately $13 million in FY 12. Our plan for the second half of FY 13 reflects a decrease in revenue due to the divestiture.

Our imaging business should see consistent revenue performance in the second half of FY 13. Second half performance should be enabled primarily by our integrated MFP solutions, in particular as we deliver new versions of our managed scan products to supplement recent strong performance of our managed print solutions.

Although our EMEA automobile results were strong, we saw continued weakness in the EMEA region in Q2 13, and we expect weakness in EMEA throughout the remainder of FY 13.

Taking into account all the factors above, we expect FY 13 non-GAAP revenues between $1,957 million and $2,002 million. We expect GAAP revenues for FY 13 to be in the range of $1,856 million to $1,901 million.

Turning to expenses, in the first half of this year we have increased investments in research and development personnel, sales headcount and advertising and promotional expenses, with the objective of accelerating organic growth in the second-half of FY 13 and sustaining this acceleration into FY14. In particular, we have funded an unprecedented level of large-scale engagements in our mobile business, where the demand for advanced mobile cloud-based services, as well as joint research and development, continues to grow. Within healthcare, we have similarly invested in growth initiatives, intended to leverage our voice and clinical language understanding technologies with several strategic partners. These investments are reflected in our Q1 13 expenses, margins and headcount and in our Q2 13 guidance. While we will continue to make investments in the second half of FY 13, especially in mobile and healthcare R&D, in response to our disappointing Q2 13 performance, we have already executed certain cost-saving measures, including personnel reductions, non-personnel cost reduction measures and slowing our planned hiring.

Although we expect productivity benefits across our cost of goods and services, as noted in our commentary above, more of our revenues in FY13 will derive from on-demand and connected services, as well as engineering and professional services. Therefore our blended gross margins this year will decline by between 400 and 450 basis points.

Net cash interest expenses will be approximately $100 million for the year. We anticipate net cash tax rate in the mid-single digits.

Our plans incorporate a full-year, weighted share count of 324.5 million diluted shares.

We therefore expect FY 13 non-GAAP EPS to be in the range of $1.33 to $1.45 and FY 13 GAAP EPS to be in the range of ($0.30) to ($0.18).

Although we do not provide a specific forecast for cash flow from operations, we do expect in FY 13 to achieve strong cash flows, based upon increased revenues and disciplined working capital practices, but to be impacted somewhat by our investments and also by increased interest expense. We expect the annual ratio of cash flow from operations to non-GAAP net income to be in the range of 80% to 85%, consistent with recent results. However, interest payments will increase the quarterly variability of this ratio, as interest expense is accrued each quarter but cash interest payments are made primarily in Q2 and Q4 of each year.

FY 13 Q3 Outlook and Guidance

In Q3 13, we expect trends similar to those noted above. In particular, we expect that the trends toward usage-based pricing in mobile, term-licenses in healthcare and on-demand services in enterprise will have a tendency to elongate revenue cycles compared to a perpetual license model. As noted above, while we expect our investments to contribute to growth, they require staffing and expense in advance of revenues. As a result, we expect these investments to weigh on EPS and operating margins more heavily in the early part of FY 13.

Taking into account all the factors above, we expect Q3 13 non-GAAP revenues between $480 million and $495 million. We expect GAAP revenues for Q3 13 to be in the range of $458.5 million to $473.5 million. We expect Q3 13 non-GAAP EPS to be in the range of $0.30 to $0.34 and Q3 13 GAAP EPS to be in the range of $(0.10) to $(0.06).

FY 14 Outlook

We expect FY 14 to show a resumption of organic growth, following transitions in our business model in FY 13. For purposes of the FY14 outlook discussion, we have not assumed any new acquisitions. In FY 14, we expect balanced bookings and revenue growth, with bookings in FY 13 contributing to recurring revenue streams. We expect FY 14 organic growth in the mid- to upper-single digit range. We expect our FY 14 gross margin to improve by approximately 50 basis points compared to FY 13, and our FY 14 operating margin to improve by approximately 50-100 basis points compared to FY 13. We expect our FY 14 tax rate to be comparable to the FY 13 rate, which is better than previously guided.

Within our Healthcare solutions, we expect growth driven by continued adoption of our Dragon Medical and Clintegrity solutions. Clintegrity is sold as a term license, and FY 14 growth is expected to benefit from the cumulative effect of bookings in FY 13 and FY 14. In addition, we expect growth in professional services driven by our diagnostics and clinical documentation improvement solutions.

Within our Mobile & Consumer solutions, we expect growth driven by a continuation of trends of increased penetration in automobiles and consumer electronics and hybrid royalty and on-demand pricing structures. In addition, we expect growth in our Dragon products through the relatively new channel of embedding solutions with chip and PC makers. We also expect growth from our voicemail-to-text business as its new management executes on a disciplined and geographically targeted strategy.

Within our Enterprise solutions, we expect growth in our on-demand revenue streams from our new Nina solutions as well as Nuance OnDemand and voice biometrics. We also expect growth from Enterprise professional services. However, we expect continued pressure on Enterprise on-premise licenses.

Within our Imaging solutions, we expect growth compared to FY 13, driven by continued adoption of our managed print solutions supplemented by revenue from FY 13 updates of our managed scan solutions.

Stock Buyback Plan

Nuance’s Board of Directors has authorized the repurchase of up to $500 million of its outstanding shares of common stock subject to market conditions.

Nuance expects to purchase shares from time to time in open market and other transactions. The timing and the amount of any purchases will be determined by Nuance’s management based on its evaluation of market conditions, capital allocation alternatives, and other factors. The new share repurchase program does not require the Company to acquire any specific number of shares and may be modified, suspended, extended or terminated by the Company at any time without prior notice. The share repurchase plan is designed to comply with U.S. securities laws, rules and safe harbors for purchases that do not constitute tender offers. These restrictions can lengthen the time it may take for Nuance to acquire its shares under this repurchase plan.

This ends the prepared conference call remarks.

Definitions

Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.

Annualized line run-rate in Nuance’s healthcare on-demand business. Nuance determines this run-rate using billed equivalent line counts in a given quarter, multiplied by four.

Estimated 3-year value of total on-demand contracts. Nuance determines this value as of the end of the period reported, by using our best estimate of all anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our best estimate is based on estimates used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved and other factors deemed relevant. For contracts with an expiration date beyond 3 years, we include only the value expected within 3 years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation. Investors should be aware that most of these contracts are priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non-renewals or volume fluctuations.

Safe Harbor and Forward-Looking Statements

Statements in this document regarding our Q2 performance, the drivers of our Q2 performance, seasonal performance in product and licensing revenue, growth trends in on-demand revenue, the impact of our acquisitions, new product releases, bookings and backlog, trends in our healthcare business, revenue from our Dragon Medical product line, diagnostic and radiology solutions and clinical language understanding and analytics offerings, global interest in our mobile and consumer technologies, the proportion of revenue from mobile solutions, demand for mobile cloud-based services, our relationship with mobile and consumer electronics customers, design wins, improved growth rates for our Dragon NaturallySpeaking products, improved license revenue in our enterprise business, growth in our imaging business, estimated third quarter and FY 13 financial performance, investments in research and development, sales and professional services personnel, funding of strategic engagements in our mobile market, investments to leverage our voice and clinical language understanding technologies for our healthcare business, and Nuance managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: fluctuations in demand for our existing and future products; economic conditions in the United States and internationally; our ability to control and successfully manage our expenses and cash position; the effects of competition, including pricing pressure; possible defects in our products and technologies; our ability to successfully integrate operations and employees of acquired businesses; the ability to realize anticipated synergies from acquired businesses; and the other factors described in our annual report on Form 10-K for the fiscal year ended September 30, 2012 and Nuance’s quarterly reports. Nuance disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

The information included in this press release should not be viewed as a substitute for full GAAP financial statements.

Discussion of Non-GAAP Financial Measures

Management utilizes a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP revenue and earnings per share. Consistent with this approach, we believe that disclosing non-GAAP revenue and non-GAAP earnings per share to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP revenue and earnings per share, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three and six months ended March 31, 2013 and 2012, and, in particular, in evaluating our revenue and earnings per share, our management has either included or excluded items in six general categories, each of which is described below.

Acquisition-Related Revenue and Cost of Revenue.

The Company provides supplementary non-GAAP financial measures of revenue, which include revenue related to acquisitions, primarily from SafeCom, Quantim and J.A. Thomas for the three and six months ended March 31, 2013, that would otherwise have been recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that the Company would have otherwise recognized had the Company not acquired intellectual property and other assets from the same customer. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of the Company’s economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. The Company includes non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. The Company believes these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, the Company historically has experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, the Company generally will incur these adjustments in connection with any future acquisitions.

Acquisition-Related Costs, Net.

In recent years, the Company has completed a number of acquisitions, which result in operating expenses which would not otherwise have been incurred. The Company provides supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward-looking guidance and the financial results of less acquisitive peer companies. The Company considers these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of the control of the Company. Furthermore, the Company does not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate the Company’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for the Company. The Company believes that providing a supplemental non-GAAP measure which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.

These acquisition-related costs are included in the following categories: (i) transition and integration costs; (ii) professional service fees; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, the Company generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:

(i) Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services, including services provided by third parties.

(ii) Professional service fees. Professional service fees include third party costs related to the acquisition, and legal and other professional service fees associated with disputes and regulatory matters related to acquired entities.

(iii) Acquisition-related adjustments. Acquisition-related adjustments include adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.

Amortization of Acquired Intangible Assets.

The Company excludes the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property. Although the Company excludes amortization of acquired intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Costs Associated with IP Collaboration Agreement.

In order to gain access to a third party’s extensive speech recognition technology and natural language and semantic processing technology, Nuance has entered into IP collaboration agreements, with terms ranging between five and six years. Depending on the agreement, some or all intellectual property derived from these collaborations will be jointly owned by the two parties. For the majority of the developed intellectual property, Nuance will have sole rights to commercialize such intellectual property for periods ranging between two to six years, depending on the agreement. For non-GAAP purposes, Nuance considers these long-term contracts and the resulting acquisitions of intellectual property from this third-party over the agreements’ terms to be an investing activity, outside of its normal, organic, continuing operating activities, and is therefore presenting this supplemental information to show the results excluding these expenses. Nuance does not exclude from its non-GAAP results the corresponding revenue, if any, generated from these collaboration efforts. Although the Company’s bonus program and other performance-based incentives for executives are based on the non-GAAP results that exclude these costs, certain engineering senior management are responsible for execution and results of the collaboration agreement and have incentives based on those results.

Non-Cash Expenses.

The Company provides non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; (ii) certain accrued interest; and (iii) certain accrued income taxes. These items are further discussed as follows:

(i) Stock-based compensation. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that the exclusion of stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in the Company’s history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. The Company evaluates performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options and restricted awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond the Company’s control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, the Company does not include such charges in operating plans. Stock-based compensation will continue in future periods.

(ii and iii) Certain accrued interest and income taxes. The Company also excludes certain accrued interest and certain accrued income taxes because the Company believes that excluding these non-cash expenses provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. These non-cash expenses will continue in future periods.

Other Expenses.

The Company excludes certain other expenses that are the result of unplanned events to measure operating performance and current and future liquidity both with and without these expenses; and therefore, by providing this information, the Company believes management and the users of the financial statements are better able to understand the financial results of what the Company considers to be its organic, continuing operations. Included in these expenses are items such as restructuring charges, asset impairments and other charges (credits), net. These events are unplanned and arose outside of the ordinary course of continuing operations. These items also include adjustments from changes in fair value of share-based instruments relating to the issuance of our common stock with security price guarantees payable in cash, and gains or losses on non-controlling strategic equity interests.

The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. The Company further believes that providing this information allows investors to not only better understand the Company’s financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

Financial Tables Follow

Nuance Communications, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

Unaudited

	Three months ended March 31,		Six months ended March 31,
	2013	2012	2013	2012
Revenues:
Product and licensing	$173,886	$176,466	$371,786	$341,200
Professional services and hosting	213,264	155,535	413,569	295,117
Maintenance and support	63,849	58,340	127,912	114,667

Total revenues	450,999	390,341	913,267	750,984

Cost of revenues:
Product and licensing	22,943	17,691	49,252	36,455
Professional services and hosting	138,534	97,221	263,690	187,375
Maintenance and support	13,098	10,893	27,895	21,913
Amortization of intangible assets	16,610	14,867	32,920	29,801

Total cost of revenues	191,185	140,672	373,757	275,544

Gross profit	259,814	249,669	539,510	475,440

Operating expenses:
Research and development	72,553	53,992	141,274	106,046
Sales and marketing	98,348	84,354	215,483	174,751
General and administrative	29,990	41,149	74,774	72,464
Amortization of intangible assets	26,001	21,905	51,427	45,108
Acquisition-related costs, net	15,448	14,986	31,181	29,597
Restructuring and other charges, net	5,062	2,536	6,729	5,400

Total operating expenses	247,402	218,922	520,868	433,366

Income from operations	12,412	30,747	18,642	42,074

Other expense, net	(37,586)	(18,390)	(74,473)	(29,786)

(Loss) income before income taxes	(25,174)	12,357	(55,831)	12,288

Provision (benefit) from income taxes	674	11,467	(7,887)	2,058

Net (loss) income	$(25,848)	$890	$(47,944)	$10,230

Net (loss) income per share:
Basic	$(0.08)	$0.00	$(0.15)	$0.03

Diluted	$(0.08)	$0.00	$(0.15)	$0.03

Weighted average common shares outstanding:
Basic	315,473	305,282	314,006	304,643

Diluted	315,473	322,642	314,006	321,792

Nuance Communications, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2013	September 30, 2012
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$1,005,302	$1,129,761
Accounts receivable, net	372,571	381,417
Prepaid expenses and other current assets	190,898	190,128

Total current assets	1,568,771	1,701,306

Land, building and equipment, net	132,648	116,134
Goodwill	3,224,086	2,955,477
Intangible assets, net	969,372	906,538
Other assets	195,863	119,585

Total assets	$6,090,740	$5,799,040

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$4,847	$148,542
Redeemable convertible debentures	—	231,552
Contingent and deferred acquisition payments	25,007	49,685
Accounts payable and accrued expenses	288,691	328,374
Deferred revenue	249,934	206,610

Total current liabilities	568,479	964,763

Long-term portion of debt	2,336,750	1,735,811
Deferred revenue, net of current portion	138,354	108,481
Other liabilities	278,300	243,279

Total liabilities	3,321,883	3,052,334

Equity component of currently redeemable convertible debentures	—	18,430

Stockholders’ equity	2,768,857	2,728,276

Total liabilities and stockholders’ equity	$6,090,740	$5,799,040

Nuance Communications, Inc.

Consolidated Statements of Cash Flows

(in thousands)

Unaudited

	Three months ended March 31,		Six months ended March 31,
	2013	2012	2013	2012
Cash flows from operating activities:
Net (loss) income	$(25,848)	$890	$(47,944)	$10,230
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	52,147	44,455	102,576	90,290
Stock-based compensation	29,642	38,021	74,913	70,808
Non-cash interest expense	9,591	8,365	19,577	16,064
Deferred tax (benefit) provision	(20,151)	1,490	(24,228)	(11,230)
Other	823	829	(1,102)	1,412
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	21,466	(10,367)	30,281	(34,298)
Prepaid expenses and other assets	(2,413)	(5,223)	(11,517)	(4,149)
Accounts payable	20,839	5,084	2,147	15,841
Accrued expenses and other liabilities	260	3,889	9,501	(2,963)
Deferred revenue	6,730	13,087	61,830	38,048

Net cash provided by operating activities	93,086	100,520	216,034	190,053

Cash flows from investing activities:
Capital expenditures	(14,484)	(12,117)	(29,588)	(37,775)
Payments for business and technology acquisitions, net of cash acquired	(28,067)	(15,048)	(474,259)	(126,833)
Proceeds from sales and maturities of marketable securities and other investments	(275)	—	181	20,759
Change in restricted cash balances	—	—	—	6,747

Net cash used in investing activities	(42,826)	(27,165)	(503,666)	(137,102)

Cash flows from financing activities:
Payments of debt	(1,288)	(1,661)	(146,123)	(3,326)
Proceeds from long-term debt, net of issuance costs	(219)	(463)	352,392	676,037
Payments for repurchases of common stock	—	—	—	(199,997)
(Payments for) proceeds from settlement of share-based derivatives, net	(3,624)	8,672	(3,801)	9,020
Payments of other long-term liabilities	(308)	(2,742)	(1,320)	(5,391)
Excess tax benefits on employee equity awards	(4,974)	7,000	—	7,000
Proceeds from issuance of common stock from employee stock plans	11,179	10,197	13,085	17,431
Cash used to net share settle employee equity awards	(5,659)	(3,138)	(49,518)	(36,139)

Net cash (used in) provided by financing activities	(4,893)	17,865	164,715	464,635

Effects of exchange rate changes on cash and cash equivalents	(1,153)	1,934	(1,542)	1,930

Net increase (decrease) in cash and cash equivalents	44,214	93,154	(124,459)	519,516
Cash and cash equivalents at beginning of period	961,088	873,586	1,129,761	447,224

Cash and cash equivalents at end of period	$1,005,302	$966,740	$1,005,302	$966,740

Nuance Communications, Inc.

Supplemental Financial Information - GAAP to Non-GAAP Reconciliations

(in thousands, except per share amounts)

Unaudited

	Three months ended March 31		Six months ended March 31
	2013	2012	2013	2012
GAAP revenue	$450,999	$390,341	$913,267	$750,984
Acquisition-related revenue adjustments: product and licensing	23,034	24,583	43,464	42,915
Acquisition-related revenue adjustments: professional services and hosting	7,830	1,026	14,893	1,978
Acquisition-related revenue adjustments: maintenance and support	2,167	1,771	4,823	3,893

Non-GAAP revenue	$484,030	$417,721	$976,447	$799,770

GAAP cost of revenue	$191,185	$140,672	$373,757	$275,544
Cost of revenue from amortization of intangible assets	(16,610)	(14,867)	(32,920)	(29,801)
Cost of revenue adjustments: product and licensing (1,2)	2,030	2,120	4,013	4,348
Cost of revenue adjustments: professional services and hosting (1,2)	(4,095)	(6,105)	(6,183)	(10,511)
Cost of revenue adjustments: maintenance and support (1,2)	(430)	(260)	(2,533)	(305)

Non-GAAP cost of revenue	$172,080	$121,560	$336,134	$239,275

GAAP gross profit	$259,814	$249,669	$539,510	$475,440
Gross profit adjustments	52,136	46,492	100,803	85,055

Non-GAAP gross profit	$311,950	$296,161	$640,313	$560,495

GAAP income from operations	$12,412	$30,747	$18,642	$42,074
Gross profit adjustments	52,136	46,492	100,803	85,055
Research and development (1)	7,849	5,970	16,709	11,853
Sales and marketing (1)	12,526	10,390	29,373	22,207
General and administrative (1)	4,180	15,286	19,053	25,830
Amortization of intangible assets	26,001	21,905	51,427	45,108
Costs associated with IP collaboration agreements	5,458	5,250	10,708	10,500
Acquisition-related costs, net	15,448	14,986	31,181	29,597
Restructuring and other charges, net	5,062	2,536	6,729	5,400

Non-GAAP income from operations	$141,072	$153,562	$284,625	$277,624

GAAP provision (benefit) from income taxes	$674	$11,467	$(7,887)	$2,058
Non-cash taxes	5,057	(7,467)	19,823	8,242

Non-GAAP provision for income taxes	$5,731	$4,000	$11,936	$10,300

GAAP net (loss) income	$(25,848)	$890	$(47,944)	$10,230
Acquisition-related adjustment - revenue (2)	33,031	27,380	63,180	48,786
Acquisition-related adjustment - cost of revenue (2)	(2,592)	(2,130)	(5,075)	(4,450)
Acquisition-related costs, net	15,448	14,986	31,181	29,597
Cost of revenue from amortization of intangible assets	16,610	14,867	32,920	29,801
Amortization of intangible assets	26,001	21,905	51,427	45,108
Non-cash stock-based compensation (1)	29,642	38,021	74,913	70,808
Non-cash interest expense, net	9,591	8,365	19,577	16,064
Non-cash income taxes	(5,057)	7,467	(19,823)	(8,242)
Costs associated with IP collaboration agreements	5,458	5,250	10,708	10,500
Change in fair value of share-based instruments	3,015	(718)	5,525	(6,238)
Restructuring and other charges, net	5,062	2,536	6,729	5,400

Non-GAAP net income	$110,361	$138,819	$223,318	$247,364

Non-GAAP diluted net income per share	$0.34	$0.43	$0.69	$0.77

Diluted weighted average common shares outstanding	324,119	322,642	323,829	321,792

Nuance Communications, Inc.

Supplemental Financial Information—GAAP to Non-GAAP Reconciliations, continued

(in thousands)

Unaudited

	Three months ended March 31,		Six months ended March 31,
	2013	2012	2013	2012
(1) Non-Cash Stock-Based Compensation
Cost of product and licensing	$168	$10	$353	$102
Cost of professional services and hosting	4,489	6,105	6,892	10,511
Cost of maintenance and support	430	260	2,533	305
Research and development	7,849	5,970	16,709	11,853
Sales and marketing	12,526	10,390	29,373	22,207
General and administrative	4,180	15,286	19,053	25,830

Total	$29,642	$38,021	$74,913	$70,808

(2) Acquisition-Related Revenue and Cost of Revenue
Revenue	$33,031	$27,380	$63,180	$48,786
Cost of product and licensing	(2,198)	(2,130)	(4,366)	(4,450)
Cost of professional services and hosting	(394)	—	(709)	—

Total	$30,439	$25,250	$58,105	$44,336

Nuance Communications, Inc.

Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued

(in millions)

Unaudited

Total Revenue	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013	Q2 2013
GAAP Revenue	$360.6	$390.3	$431.7	$468.8	$1,651.5	$462.3	$451.0
Adjustment	$21.4	$27.4	$16.5	$21.3	$86.6	$30.1	$33.0

Non-GAAP Revenue	$382.0	$417.7	$448.2	$490.1	$1,738.1	$492.4	$484.0

Healthcare	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013	Q2 2013
GAAP Revenue	$145.1	$149.7	$184.5	$189.3	$668.6	$204.7	$219.1
Adjustment	$0.2	$0.2	$0.0	$0.4	$0.8	$12.7	$10.2

Non-GAAP Revenue	$145.3	$149.9	$184.5	$189.7	$669.4	$217.4	$229.3

Mobile & Consumer	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013	Q2 2013
GAAP Revenue	$103.4	$110.3	$126.0	$143.2	$483.0	$128.8	$113.0
Adjustment	$5.1	$4.8	$6.4	$9.0	$25.3	$2.9	$3.2

Non-GAAP Revenue	$108.5	$115.1	$132.4	$152.2	$508.3	$131.7	$116.2

Enterprise	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013	Q2 2013
GAAP Revenue	$72.2	$79.6	$74.1	$89.1	$315.0	$83.7	$72.9
Adjustment	$3.6	$11.8	$0.4	$1.2	$17.0	$0.0	$1.6

Non-GAAP Revenue	$75.8	$91.4	$74.5	$90.3	$332.0	$83.7	$74.5

Imaging	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013	Q2 2013
GAAP Revenue	$39.9	$50.7	$47.1	$47.2	$184.9	$45.1	$46.0
Adjustment	$12.5	$10.6	$9.7	$10.7	$43.5	$14.5	$18.0

Non-GAAP Revenue	$52.4	$61.3	$56.8	$57.9	$228.4	$59.6	$64.0

Product and Licensing Revenue	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013	Q2 2013
GAAP Revenue	$164.7	$176.5	$190.3	$209.2	$740.7	$197.9	$173.9
Adjustment	$18.3	$24.5	$13.5	$17.6	$73.9	$20.4	$23.0

Non-GAAP Revenue	$183.0	$201.0	$203.8	$226.8	$814.6	$218.3	$196.9

Professional Services Revenue	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013	Q2 2013
GAAP Revenue	$37.5	$44.8	$47.3	$53.5	$183.1	$51.0	$51.0
Adjustment	$0.2	$0.2	$0.1	$0.2	$0.7	$5.0	$5.8

Non-GAAP Revenue	$37.7	$45.0	$47.4	$53.7	$183.8	$56.0	$56.8

Hosting Revenue	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013	Q2 2013
GAAP Revenue	$102.1	$110.7	$134.6	$143.4	$490.9	$149.3	$162.3
Adjustment	$0.8	$0.9	$1.0	$2.6	$5.3	$2.0	$2.0

Non-GAAP Revenue	$102.9	$111.6	$135.6	$146.0	$496.2	$151.3	$164.3

Maintenance and Support	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013	Q2 2013
GAAP Revenue	$56.3	$58.3	$59.5	$62.7	$236.8	$64.1	$63.8
Adjustment	$2.1	$1.8	$1.9	$0.9	$6.7	$2.7	$2.2

Non-GAAP Revenue	$58.4	$60.1	$61.4	$63.6	$243.5	$66.8	$66.0

Schedules may not add due to rounding.

Nuance Communications, Inc.

Supplemental Non-Financial Information

Unaudited

	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013
Annualized Line Run-Rate in Nuance’s Healthcare On-Demand Business (in billions)	3.977	4.123	4.959	4.840	5.138	5.193
Estimated 3-year Value of Total On-Demand Contracts (in millions)	1,334.4	1,386.5	1,880.4	1,906.4	2,083.8	2,103.4

Nuance Communications, Inc.

Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued

Unaudited

	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013	Q2 2013
Total segment revenues	$382.0	$417.7	$448.2	$490.1	$1,738.1	$492.4	$484.0
Acquisition related revenues	(21.4)	(27.4)	(16.5)	(21.3)	(86.6)	(30.1)	(33.0)

Total consolidated revenues	$360.6	$390.3	$431.7	$468.8	$1,651.5	$462.3	$451.0

Total segment profit	$144.8	$180.0	$188.2	$211.9	$724.9	$173.7	$167.3
Corporate expenses and other, net	(20.8)	(26.4)	(26.2)	(29.4)	(102.8)	(30.1)	(26.3)
Acquisition related revenues and cost of revenue adjustments	(19.1)	(25.3)	(14.5)	(19.0)	(77.8)	(27.7)	(30.4)
Non-cash stock-based compensation	(32.8)	(38.0)	(45.6)	(58.2)	(174.6)	(45.3)	(29.6)
Amortization of intangible assets	(38.1)	(36.8)	(40.9)	(39.7)	(155.5)	(41.7)	(42.6)
Acquisition related costs, net	(14.6)	(15.0)	(16.8)	(12.3)	(58.7)	(15.7)	(15.4)
Restructuring and other charges, net	(2.9)	(2.5)	(1.4)	(1.5)	(8.3)	(1.7)	(5.1)
Costs associated with IP collaboration agreements	(5.3)	(5.3)	(5.3)	(5.2)	(21.0)	(5.3)	(5.5)
Other expense, net	(11.4)	(18.4)	(6.1)	(25.0)	(60.9)	(36.9)	(37.6)

Consolidated (loss) income before income taxes	($0.1)	$12.4	$31.4	$21.6	$65.3	($30.7)	($25.2)

Schedules may not add due to rounding.

Nuance Communications, Inc.

Reconciliation of Supplemental Financial Information

GAAP and non-GAAP Revenue and Net Income per Share Guidance

(in thousands, except per share amounts)

Unaudited

	Three months ended June 30, 2013
	Low	High
GAAP revenue	$458,500	$473,500
Acquisition-related adjustment - revenue	21,500	21,500

Non-GAAP revenue	$480,000	$495,000

GAAP net loss per share	$(0.10)	$(0.06)
Acquisition-related adjustment - revenue	0.07	0.07
Acquisition-related adjustment - cost of revenue	(0.01)	(0.01)
Acquisition-related costs, net	0.03	0.03
Cost of revenue from amortization of intangible assets	0.05	0.05
Amortization of intangible assets	0.08	0.08
Non-cash stock-based compensation	0.13	0.13
Non-cash interest expense	0.03	0.03
Non-cash income taxes	(0.02)	(0.02)
Costs associated with IP collaboration agreements	0.02	0.02
Restructuring and other charges, net	0.02	0.02

Non-GAAP net income per share	$0.30	$0.34

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	317,000	317,000

Weighted average common shares: diluted	324,000	324,000

Nuance Communications, Inc.

Reconciliation of Supplemental Financial Information

GAAP and non-GAAP Revenue and Net Income per Share Guidance

(in thousands, except per share amounts)

Unaudited

	Twelve months ended September 30, 2013
	Low	High
GAAP revenue	$1,856,000	$1,901,000
Acquisition-related adjustment - revenue	101,000	101,000

Non-GAAP revenue	$1,957,000	$2,002,000

GAAP net loss per share	$(0.30)	$(0.18)
Acquisition-related adjustment - revenue	0.31	0.31
Acquisition-related adjustment - cost of revenue	(0.02)	(0.02)
Acquisition-related costs, net	0.16	0.16
Cost of revenue from amortization of intangible assets	0.19	0.19
Amortization of intangible assets	0.32	0.32
Non-cash stock-based compensation	0.51	0.51
Non-cash interest expense	0.12	0.12
Non-cash income taxes	(0.09)	(0.09)
Costs associated with IP collaboration agreements	0.06	0.06
Change in fair value of share-based instruments	0.02	0.02
Restructuring and other charges, net	0.05	0.05

Non-GAAP net income per share	$1.33	$1.45

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	316,000	316,000

Weighted average common shares: diluted	324,500	324,500